Amended and Restated

SERVICING AGREEMENT

            This Amended and Restated Servicing Agreement (the “Agreement”) is entered into on November 1, 2012, by and between Calvert Investment Services, Inc., a Delaware corporation having its principal place of business in Bethesda, Maryland ("CIS"), and the registered investment companies sponsored by Calvert Investments, Inc. and its subsidiaries, and the individual series thereof, that are set forth on Schedule A (“Calvert Group Funds” or “Funds”), and amends and restates, in its entirety, that certain Servicing Agreement that the parties originally entered into on January 1, 1998, as thereafter amended from time to time (the “Prior Agreement”).   The Funds have also entered into a transfer agency and service agreement with the State Street Bank and Trust Company, a Massachusetts trust company (“State Street”) (“State Street Agreement”).  State Street has delegated its obligations under the State Street Agreement to its affiliate, Boston Financial Data Services, Inc. (“BFDS”), a Massachusetts corporation.

            1.         Appointments.  The Funds hereby appoints CIS as servicing agent, agent and shareholder servicing agent for the Funds, and CIS hereby accepts such appointment and agrees to perform those duties in accordance with the terms and conditions set forth in this Agreement.

            2.         Documentation.  The Funds will furnish CIS with all documents, certificates, contracts, forms, and opinions which CIS, in its discretion, deems necessary or appropriate in connection with the proper performance of its duties under this Agreement.

            3.         Services to be Performed.  CIS will be responsible for telephone servicing functions, system interface with State Street and oversight of State Street’s administering and performing their duties pursuant to the State Street Agreement.  The details of the operating standards and procedures to be followed will be determined from time to time by agreement between CIS and the Funds.

            4.         Recordkeeping and Other Information.  Since the effective date of the Prior Agreement CIS has, to the extent necessary, created and maintained or arranged for the creation and maintenance of, and CIS hereby agrees, to the extent necessary, to continue to create and maintain or to continue to arrange for the creation and maintenance of, all necessary shareholder accounting records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder, as amended from time to time.  All such records will be the property of the applicable Fund and will be available for inspection and use by such Fund.

            5.         Audit, Inspection and Visitation.  CIS will make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the SEC, a Fund or any person retained by a Fund.

       6.         Compensation.  The Funds will compensate CIS on a monthly basis for the services performed pursuant to this Agreement, at the rate of compensation set forth in Schedule A, as may be amended in writing from time to time by the parties to this Agreement.  Out of pocket expenses incurred by CIS and not included in Schedule A will be reimbursed to CIS by the Fund, as appropriate; such expenses may include, but are not limited to, special forms and postage for mailing the forms.  These charges will be payable in full upon receipt of a billing invoice.  In lieu of reimbursing CIS for these expenses, any Fund may, in its discretion, directly pay the expenses.

            7.         Use of Names.  The Funds will not use the name of CIS in any prospectus, sales literature or other material relating to the Fund in any manner without prior approval by CIS; provided, however, that CIS will approve all uses of its name that merely refer in accurate terms to its appointment under this Agreement or that are required by the SEC or a State Securities Commission (or any other federal or state agency performing substantially the same functions); and, provided, further, that in no event will approval be unreasonably withheld.

            8.         Security.  CIS represents and warrants that, to the best of its knowledge, the various procedures and systems that CIS proposes to implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hour a day restricted access) the Fund's records and other data and CIS's records, data, equipment, facilities and other property used in the performance of its obligations under this Agreement are adequate and that it will implement them in the manner proposed and make such changes from time to time as in its judgment are required for the secure performance of obligations under this Agreement.

            9.         Indemnification and Limitation of Liability.  Each Fund will indemnify and hold CIS harmless from and against any and all expenses, losses, damages, liabilities, demands, charges, costs, fines and claims of any nature whatsoever (including reasonable attorney’s fees and expenses) (“Expenses”), as such Expenses are incurred in investigating, preparing, pursuing or defending any claim, demand, action, suit, proceeding or investigation (each, a “Claim”) that arises out of, or in connection with, CIS’s performance of its obligations under this Agreement and that is brought directly or indirectly against CIS by any person (other than such Fund), including any shareholder naming such Fund as a party; provided, however, that, with respect to the foregoing indemnity, such Fund will not be liable for  any Expense resulting from CIS’s bad faith, willful misfeasance, reckless disregard of its obligations and duties, or negligence.

            To the extent CIS has not acted with bad faith, willful misfeasance, reckless disregard of its obligations and duties, or gross negligence, each Fund will also indemnify and hold CIS harmless from and against any Expense resulting from any Claim that arises from (i) the negligence of such Fund, and (ii) any action or omission on the part of CIS that is based upon (a) any instruction reasonably believed by it to have been executed or communicated by any person duly authorized by such Fund, including counsel for the Fund, or (b) any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

            CIS's liability for any and all claims of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement, or from the performance or breach thereof, or from the design, development, lease, repair, maintenance, operation or use of data processing systems and the maintenance of a Funds’ shareholder account records as provided for by this Agreement will in the aggregate not exceed the total of CIS's compensation hereunder for the six months immediately preceding the discovery of the circumstances giving rise to such liability.

            In no event will CIS be liable for indirect, special, or consequential damages (even if CIS has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided for by this Agreement, including but not limited to lost profits, loss of use of the shareholder accounting system, cost of capital, cost of substitute facilities, programs or services, downtime costs, or claims of shareholders for such damage.

            10.       Limitation of Liability of the Fund.  CIS acknowledges that it accepts the limitations upon the liability of the Funds.  CIS agrees that each Fund's obligations under this Agreement in any case will be limited to such Fund and to its assets and that CIS will not seek satisfaction of any obligation from the shareholders of the Fund nor from any director, trustee, officer, employee or agent of such Fund.

            11.       Force Majeure.  CIS will not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply.  In the event of equipment breakdowns beyond its control, CIS will take reasonable steps to minimize service interruptions but will have no liability with respect thereto.

            12.       Amendments.  CIS and each Fund will regularly consult with each other regarding CIS's performance of its obligations under this Agreement.  Any change in a Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the current prospectus which would require a change in CIS's obligations under this Agreement will be subject to CIS's approval, which will not be unreasonably withheld.  Neither this Agreement nor any of its provisions may be changed, waived, discharged, or terminated orally, but only by written instrument which will make specific reference to this Agreement and which will be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

            13.       Termination.  This Agreement will continue in effect until January 1, 2014, and thereafter as the parties may mutually agree; provided, however, that this Agreement may be terminated at any time by either party upon at least sixty days' prior written notice to the other party; and provided further that this Agreement may be terminated immediately at any time for cause either by any Fund or CIS in the event that such cause remains unremedied for no less than ninety days after receipt of written specification of such cause.  Any such termination will not affect the rights and obligations of the parties under Paragraphs 9 and 10 hereof.  In the event that a Fund designates a successor to any of CIS's obligations hereunder, CIS will, at the expense and direction of such Fund, transfer to such successor all relevant books, records and other data of such Fund established or maintained by CIS under this Agreement.

            14.       Miscellaneous.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.  This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Maryland.  The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CALVERT INVESTMENT SERVICES, INC.	CALVERT GROUP FUNDS

By: _/s/ Ronald M. Wolfsheimer Ronald M. Wolfsheimer	By: /s/ William M. Tartikoff William M. Tartikoff
Title: Senior Vice President, Chief Financial and Administrative Officer	Title: Vice President & Secretary
Date: December 14, 2012	Date: December 14, 2012

Amended and Restated

SERVICING AGREEMENT

Calvert Group of Funds

Calvert Investment Services, Inc.

SCHEDULE A

(Effective November 1, 2012)

            For its services under this Amended and Restated Servicing Agreement, Calvert Investment Services, Inc. is entitled to receive the following fees from the Calvert Group Funds:

Fund and Portfolio	Annual Account Fee*
First Variable Rate Fund for government income
Calvert First Government Money Market Fund	$21.00

Calvert Tax-Free Reserves
Calvert Tax-Free Reserves Money Market Portfolio	$21.00
Calvert Tax-Free Bond Fund	$8.00

Calvert Cash Reserves
Calvert Cash Reserves Institutional Prime Fund	$21.00

The Calvert Fund
Calvert Income Fund	$8.00
Calvert Short Duration Income Fund	$8.00
Calvert Long-Term Income Fund	$8.00
Calvert Ultra-Short Income Fund	$8.00
Calvert Government Fund	$8.00
Calvert High Yield Bond Fund	$8.00

Calvert Social Investment Fund
Calvert Money Market Portfolio	$21.00
Calvert Bond Portfolio	$8.00
Calvert Balanced Portfolio	$8.00
Calvert Equity Portfolio	$8.00
Calvert Enhanced Equity Portfolio	$8.00
Calvert Conservative Allocation Fund	$8.00
Calvert Moderate Allocation Fund	$8.00
Calvert Aggressive Allocation Fund	$8.00

Calvert World Values Fund, Inc.
Calvert International Equity Fund	$8.00
Calvert Capital Accumulation Fund	$8.00
Calvert International Opportunities Fund	$8.00
Calvert Emerging Markets Equity Fund	$8.00

Calvert Social Index Series, Inc.
Calvert Social Index Fund	$8.00

Calvert Impact Fund, Inc.
Calvert Small Cap Fund	$8.00
Calvert Global Alternative Energy Fund	$8.00
Calvert Global Water Fund	$8.00

Calvert SAGE Fund
Calvert Large Cap Value Fund	$8.00
Calvert Equity Income Fund	$8.00

__________________________

* Account fees are charged monthly based on the number of open accounts as provided by BFDS, in its capacity as the Funds’ transfer agent, as of the close of business on the last business day of each calendar month.

Fund and Portfolio	Fee**
CALVERT VARIABLE SERIES, INC.
Calvert VP SRI Balanced Portfolio	1.5 bps
Calvert VP SRI Mid Cap Growth Portfolio	1.5 bps
Calvert VP SRI Equity Portfolio	1.5 bps
Calvert VP SRI Strategic Portfolio	1.5 bps
Calvert VP Income Portfolio	1.5 bps
Calvert VP Money Market Portfolio	1.5 bps
Calvert VP Small Cap Growth Portfolio	1.5 bps

CALVERT VARIABLE PRODUCTS, INC.
Calvert VP SRI Large Cap Value Portfolio	1.5 bps
Calvert VP Inflation Protected Plus Portfolio	1.5 bps
Calvert VP Natural Resources Portfolio	1.5 bps
Calvert VP S&P 500 Index Portfolio	1.5 bps
Calvert VP S&P MidCap 400 Index Portfolio	1.5 bps
Calvert VP Nasdaq-100 Index Portfolio	1.5 bps
Calvert VP Russell 2000 Small Cap Index Portfolio	1.5 bps
Calvert VP EAFE International Index Portfolio	1.5 bps
Calvert VP Barclays Capital Aggregate Bond Index Portfolio	1.5 bps

__________________________

** This is a total fee which combines the Transfer Agent (BFDS) fee and Servicing Agent (CIS) fee.

CALVERT INVESTMENT SERVICES, INC.	CALVERT GROUP FUNDS

By: /s/ Ronald M. Wolfsheimer Ronald M. Wolfsheimer	By: /s/ William M. Tartikoff William M. Tartikoff
Title: Senior Vice President, Chief Financial and Administrative Officer	Title: Vice President & Secretary
Date: December 14, 2012	Date: December 14, 2012